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                                                                  EXHIBIT 10.79

                         [CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


[letterhead]


September 29, 1995

Mr. John Cheesmond
Ciba-Geigy Limited
CH-4002 Basel

Re:  Investment, Research Support and Marketing Agreement

Dear John:


This letter relates to the Investment, Research Support and Marketing Agreement dated as of September 29, 1995 (the "Research Support Agreement").
 Chiron Corporation ("Chiron") and Ciba-Geigy Limited ("Ciba") hereby confirm that the obligation of Ciba to purchase Newco Stock under Article 2 of the Research Support Agreement shall be limited to the initial purchase on September 29, 1995, of 12,000 shares, at a purchase price of U.S. $12,000,000, until such time as

     (i) product rights to [CONFIDENTIAL TREATMENT REQUESTED] (or other products), all as acceptable to Ciba, are added to Newco pursuant to
     Section 1.04 of the Research Support Agreement, on terms which are mutually approved by Chiron and Ciba; and

     (ii) Ciba has completed its internal review and approval of the Research Support Agreement, and the parties have made such adjustments to the Research Support Agreement as are required as a result of such internal review, on terms which are mutually agreed upon.

Chiron and Ciba expect to complete these steps within the next thirty (30) days.

Sincerely,

Chiron Corporation


By   /s/ Dennis Winger
  ---------------------

Title   President
      -----------------


Agreed:   Ciba-Geigy Limited

      By  /s/ R.A. Meyer                             /s/ Herbert Gut
         ----------------------                      -------------------

      Title  Member of the Executive Committee/CFO   Senior Division Counsel
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